AMENDMENT NO. 7

TO THE AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amendment No. 7 (the “Amendment”), made and entered into as of August 28, 2020, is made a part of the Amended and Restated Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Threadneedle International Limited, a company organized under the laws of England and Wales (“TINTL”), dated June 11, 2008, as amended July 13, 2009, March 30, 2011, July 1, 2011, July 19, 2011, January 16, 2013, and November 1, 2018 (the “Agreement”).

WHEREAS, Investment Manager and TINTL desire to amend the Agreement, including Schedule 1.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule 1. Schedule 1 to the Agreement shall be, and hereby is, deleted and replaced with the Schedule 1 attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Threadneedle International Limited

By:	/s/ William F. Truscott	By:	/s/ Alex Ollier
	Signature		Signature

Name:	William F. Truscott	Name:	Alex Ollier
	Printed		Printed

Title:	President and Chairman of the Board	Title:	Head of Legal, EMEA

AMENDMENT NO. 7

TO THE AMENDED AND RESTATED SUBADVISORY AGREEMENT

SCHEDULE 1

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]